                                                                    Exhibit 99.1

     THORNBURG MORTGAGE REPORTS 3Q EPS OF $0.52, UP 108%; DECLARES $0.50 3Q
                                    DIVIDEND
                            ________________________

 .  3Q `01 EPS of $0.52; up 108% year-over-year and 13% over 2Q `01

 .  Quarterly dividend increases to $0.50, a 100% increase over prior year

 .  Portfolio margin increases to 1.71%, a 94% increase over prior year

 . Thornburg Mortgage Home Loans, Inc. loan originations grew 172% over prior quarter

     Santa Fe, NM, October 22, 2001 --Thornburg Mortgage, Inc. (NYSE: TMA) reported record net income of $14,585,000 for the quarter ended September 30, 2001, or $0.52 per common share, a 108% increase over the same period last year. This compares to $7,016,000 or $0.25 per common share, for the quarter ended September 30, 2000, and $11,639,000 or $0.46 per common share for the quarter ended June 30, 2001. Taxable earnings for the quarter were $0.54 per common share, compared to $0.26 per common share in the same quarter a year ago.

     Simultaneous with the earnings announcement, the company's Board of Directors increased the third quarter dividend to $0.50 per common share, payable on November 19, 2001 to shareholders of record on November 2, 2001. This represents a 100% increase over the year-earlier period and a 25% increase over the second quarter of 2001.

     Commenting on the dividend, Larry Goldstone, president and chief operating officer, remarked, "The current dividend level still trails quarterly and year-to-date taxable earnings, and the Board is continuing to set the quarterly dividend payout amount at a level believed to be sustainable in the future. In December, the Board will meet to consider alternatives for distributing additional earnings in order to comply with REIT distribution requirements, which may include either an acceleration of the fourth quarter dividend or declaration of a special dividend. By accelerating the fourth quarter dividend, the company believes it can carry forward some of its undistributed excess earnings, providing a greater degree of stability to future dividend payments."

     Third quarter operating results were outstanding. Net interest income grew 26% to $19.8 million up from $15.7 million the previous quarter. The company's average cost of funds during the quarter decreased to 4.42% from 5.19% during the second quarter. Richard Story, chief financial officer, stated, "During the third quarter, our average ARM portfolio yield decreased to 5.74% from 6.17% as our ARM assets adjusted to further declines in short-term interest rates. However, the combination of attractive spreads on new asset acquisitions and reduced financing costs more than offset the decline in the current portfolio yield, resulting in a record average portfolio margin of 1.71% which compared to 1.43% in the second quarter."

     Mr. Goldstone commented, "Despite concerns regarding the general economy, our business fundamentals remain sound and our earnings outlook remains positive. As the Federal Reserve continues to reduce interest rates, we continue to benefit from increased spreads on our mortgage asset acquisitions and lower financing costs. Our portfolio margin has almost doubled over the past 12 months, and our current cost of funds doesn't yet fully reflect the latest Fed funds rate decrease. With additional cuts to the Fed funds rate predicted, we expect our margins to continue to improve."

     Mr. Goldstone continued, "Lower interest rates have also stimulated a refinancing wave, which we are capitalizing on through our correspondent and retail origination channels. In the third quarter alone we originated over $200 million of loans, our target level for all of 2001. Originating our own loans allows us to acquire assets for our portfolio at a cost that is close to par, and in the current environment, at the widest spreads to comparable financing costs that we have seen all year. We're also confident our strategy of focusing our lending activities exclusively on high credit quality borrowers will effectively insulate us from any loan default risk that may arise. In fact, our 60-day plus delinquent loans declined to 0.14% of total loans from 0.40% in the second quarter. Overall asset quality also remains exceptional with 88.0% of our portfolio's securities rated AA, AAA, or government guaranteed, and 9.6% representing A quality loans that are pending securitization into additional high quality mortgage-backed securities."

     Total assets for the quarter ended September 30, 2001 were $5.3 billion, an increase of approximately $1 billion from the prior quarter. Mr. Story stated, "During the quarter we fully deployed the proceeds from our recent equity offering acquiring assets in all four of the company's acquisition channels while maintaining a fairly conservative equity-to-asset ratio of 9.48%. In total for the quarter, the company acquired $1.5 billion of new assets, which were purchased at an average purchase price of 100.1%. We further expect that the attractive spreads on these newly acquired assets will contribute meaningfully to our earnings growth in 2001 and beyond."

     The portfolio prepayment rate averaged 30% Constant Prepayment Rate (CPR) for the third quarter, up from 28% CPR in the previous quarter, and 18% CPR in the third quarter of 2000. Mr. Story concluded, "The net premium on mortgage assets now stands at $50.7 million, or 0.97% of ARM assets, which we feel is not likely to effect earnings in a significant way, regardless of prepayment activity."

     Commenting on the loan production program, Ron Chicaferro, president of Thornburg Mortgage Home Loans, Inc. ("TMHL"), a wholly owned subsidiary of the company, said, "Mortgage rates are at their lowest level since 1998 and residential lending activity is at record levels as consumers are looking to reduce their monthly mortgage payments or take equity out of their homes. The current refinancing boom has pushed our loan production volume well beyond our expectations. In the third quarter alone we closed $215.1 million of loans, bringing our year-to-date total of closed loans to $324.7 million. We also had an additional $257.6 million of loans in the pipeline, the majority of which we expect to close in the fourth quarter. Importantly, our loan quality remains exceptional and we continue to attract borrowers with excellent credit profiles. For example, our average down payment is 37%, well above industry average." TMHL is currently lending in 38 states and has four additional licenses pending. TMHL also services loans for 719 customers, representing $333.5 million of mortgage loans.

     At the end of the third quarter, the company's liquidation book value increased to $13.71 per common share, compared to $12.43 per common share at the end of the prior quarter. Excluding unrealized market value adjustments, book value was $15.48 per common share.

     Thornburg Mortgage is a full-service mortgage acquisition and origination company with a portfolio of over $5 billion of high credit quality adjustable-rate mortgage assets, designed to provide attractive dividend income and moderate growth for its shareholders. Since listing on the NYSE in 1993, the company has expanded the scope of its mortgage activities from investing solely in mortgage-backed securities, to also include the acquisition of large packages of whole loans, loans acquired through the company's network of correspondent lenders, and most recently, loans acquired through the company's direct lending capability. For more information, visit the company's website at www.thornburg.com.
-----------------

     Thornburg Mortgage is one of the Thornburg Companies, which includes Thornburg Investment Management, an investment firm with over $4 billion in assets in eleven mutual funds and separately managed portfolios, and Thornburg Realty Advisors, LLC, a real estate advisory firm that facilitates the charitable gifting of real estate assets through tax advantaged structures. The Thornburg Companies share three hallmarks: high quality operations, a disciplined approach to managing investments and controlling risk, and innovative strategies for achieving investors' goals.

     Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, interest rates, the availability of ARM securities and loans for acquisition and other risk factors outlined in the company's SEC reports and the annual report on Form 10-K.

                                      # # #

                            THORNBURG MORTGAGE, INC.
                             STATEMENT OF OPERATIONS
                  (Amounts in thousands, except per share data)

                               For Quarters Ended:

                                                    September 30, 2001            September 30, 2000
                                                 -------------------------    --------------------------
Interest income from ARM assets and cash            $             66,249        $               71,017
Interest expense on borrowed funds                               (46,456)                      (62,039)
                                                    --------------------        ----------------------
Net interest income                                               19,793                         8,978
Gain on sale of assets                                                 -                             -
Hedging expense                                                     (507)                            -
Provision for credit losses                                         (231)                         (270)
Management fee                                                    (1,249)                       (1,029)
Performance fee                                                   (1,627)                            -
Other operating expenses                                          (1,594)                         (663)
                                                    --------------------        ----------------------

NET INCOME                                          $             14,585        $                7,016
                                                    ====================        ======================

Net income                                          $             14,585        $                7,016
Dividends on Series A preferred stock                             (1,670)                       (1,670)
                                                    --------------------        ----------------------

Net income available to common shareholders         $             12,915        $                5,346
                                                    ====================        ======================

Basic and Diluted earnings per share                $               0.52        $                 0.25
                                                    ====================        ======================

Dividends declared per common share                 $               0.50        $                 0.25

Average number of common shares outstanding                       25,004                        21,490

Noninterest expense as a percent
   of average assets                                                0.39%                         0.16%

                            THORNBURG MORTGAGE, INC.
                             STATEMENT OF OPERATIONS
                  (Amounts in thousands, except per share data)

                             For Nine Months Ended:

                                                        September 30, 2001               September 30, 2000
                                                       --------------------            ----------------------
Interest income from ARM assets and cash               $            207,155            $              216,808
Interest expense on borrowed funds                                 (157,323)                         (189,761)
                                                       --------------------            ----------------------
Net  interest  income                                                49,832                            27,047

Gain on sale of assets                                                    1                                49
Hedging expense/1/                                                   (1,124)                                -
Provision for credit losses                                            (562)                             (983)
Management fee                                                       (3,463)                           (3,086)
Performance fee                                                      (3,624)                                -
Other operating expenses                                             (3,907)                           (1,532)
                                                       ---------------------           ----------------------

Net income before cumulative effect of change
  in accounting principle/1/                                         37,153                            21,495
Cumulative effect of change in accounting
  principle/1/                                                         (202)                                -
                                                       --------------------            ----------------------

NET INCOME                                             $             36,951            $               21,495
                                                       ====================            ======================


Net income                                             $             36,951            $               21,495
Dividends on Series A preferred stock                                (5,009)                           (5,009)
                                                       --------------------            ----------------------

Net income available to common shareholders            $             31,942            $               16,486
                                                       ====================            ======================

Basic and diluted earnings per share before
  cumulative effect of change in accounting
  principle/1/                                         $               1.41            $                 0.77
Cumulative effect of change in accounting
  principle/1/                                                        (0.01)                                -
                                                       --------------------            ----------------------

Basic and Diluted earnings per share                   $               1.40            $                 0.77
                                                        ===================            ======================

Dividends declared per common share                    $               1.20            $                 0.69

Average number of common shares outstanding                          22,841                            21,490

Noninterest expense as a percent
of average assets                                                      0.33%                             0.15%

____________
/1/ Related to the implementation of Financial Accounting Standard (FAS) 133, which affects the accounting for the company's use of hedging instruments.

                            THORNBURG MORTGAGE, INC.
                                  BALANCE SHEET
                             (Amounts in thousands)

                                                         September 30, 2001          December 31, 2000
                                                         -------------------         -----------------
ASSETS

     Adjustable-rate mortgage ("ARM") assets:
         ARM securities                                         $ 4,248,087                $ 3,359,352
         Collateral for collateralized notes                        482,766                    615,696
         ARM loans held for securitization                          514,276                    164,413
                                                                -----------                -----------
                                                                  5,245,129                  4,139,461
                                                                -----------                -----------

     Cash and cash equivalents                                       25,307                     13,105
     Accrued interest receivable                                     33,033                     32,730
     Prepaid expenses and other                                       5,250                      4,871
                                                                -----------                -----------
                                                                $ 5,308,719                $ 4,190,167
                                                                ===========                ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

     Reverse repurchase agreements                              $ 3,952,241                $ 2,961,617
     Collateralized notes                                           474,623                    603,910
     Other borrowings                                               416,514                    158,593
     Payable for assets purchased                                         -                    124,942
     Accrued interest payable                                        11,661                     20,519
     Dividends payable                                                1,670                      1,670
     Accrued expenses and other                                       4,991                      1,378
                                                                -----------                -----------
                                                                  4,861,700                  3,872,629
                                                                -----------                -----------

SHAREHOLDERS' EQUITY

     Preferred stock: 2,760 and 2,760 issued
         and outstanding, respectively                               65,805                     65,805
     Common stock: 27,811 and 22,072
         Shares issued and 27,811 and
         21,572 outstanding, respectively                               278                        221
     Additional paid-in-capital                                     429,632                    343,036
     Accumulated other comprehensive income                         (49,398)                   (78,427)
     Notes receivable from stock sales                               (7,405)                    (5,318)
     Retained earnings                                                8,107                     (3,113)
     Treasury Stock: at cost, 0 and
         500 shares, respectively                                         -                     (4,666)
                                                                -----------                -----------
                                                                    447,019                    317,538
                                                                -----------                -----------

                                                                $ 5,308,719                $ 4,190,167
                                                                ===========                ===========

     Contact:  Thornburg Mortgage, Inc., Santa Fe
               Leanne L. Gallagher @ (505) 954-5302
               investorrelations@thornburg.com